Exhibit 99.1

Media Contacts:	Harry J. Cynkus
Rollins Inc.	404.888.2922

Orkin Expands Global Footprint

Six Additional Franchises Established in the Middle East, Central America and The Caribbean

ATLANTA, December 1, 2014 – Rollins Inc., a global services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, established six new international franchise relationships in Cairo Egypt, Riyadh/Dammam Saudi Arabia, Honduras, Guatemala, Puerto Rico and the US Virgin Islands.

All of these new Orkin franchises will offer commercial and residential pest control and termite services in their respective markets.

“We are very pleased to add these franchises to our roster as Orkin further expands its services globally” said Tom Luczynski, Orkin group vice president of global development and franchising.

Each of these franchises is looking forward to increasing their current pest control operations and/or establishing new operations in their respective markets to take full advantage of the worldwide recognized Orkin brand, and the full franchise support going forward that will enable them to grow and develop their business.

The franchisees will complete their initial training at the company’s award-winning training center in Atlanta Georgia.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, South America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods. The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control, Trutech LLC and Allpest, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa, Mexico and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca, http://pestdefense.com, http://westernpest.com, http://indfumco.com, http://walthamservices.com, http://cranepestcontrol.com, http://trutechinc.com, http://www.allpest.com.au/ and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

###

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE